Exhibit 10.5

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Purchase Order

Effective Date	July 21, 2023				Ref No.	YTWY-2-2306

Trade Term	EXW Yutong Factory, Incoterms® 2010

Product	Place of Operation	Status	Model	Quantity	Unit Price	Total

ZK6551BEVW	UAE or Saudi Arabia	New	2023	2	[***]	[***]

Contract Price

Delivery Schedule			Payment

200 days upon signing contract and receiving the advance payment			30% of the Contract Price via T/T within 7 days after signing the bus purchase contract. 70% of the Contract Price via T/T within 7 days before leaving Yutong factory.
Warranty

the warranty period of battery is [***] months or [***] kilometers after being delivered to the first end user, whichever occurs first. In no case shall the warranty period of power battery system exceeds [***] months after the departure of the Products from the Yutong Company’s factory. The Customer shall take care of all the battery recycling related issue and cost if any, required by the European Union or destination country’s laws and regulations. Unless otherwise expressly agreed in writing, Yutong Company shall not assume any obligation on the battery recycling issues (if any) under any circumstances, whether within the Standard Warranty Period or not

Insurance

Standard insurance as per Trade Term

Documents			Company Bank Information (T/T)

Proforma Invoice;			Account Number: Beneficiary Name: YUTONG BUS CO.,LTD Swift ID: ***** Bank Address: *****

Notes

A.	The delivery schedule may be affected in accordance with Section 5 (Delivery) of the Yutong International Terms and Conditions of Sale.

B.

Delay or failure in payment will expose you to liability and breach of contract, and you are expected to pay attention to Section 4 (Payments), Section 15 (Liability) and Section 16 (Termination) of the Yutong International Terms and Conditions of Sale.

C.	Section 17 (Anti-Corruption), Section 18 (Trade Compliance) and Section 19 (Protection of Personal Data) of the Yutong International Terms and Conditions of Sale are of the essence.

D.

Yutong International Terms and Conditions of Sale is an undivided and integral part of this Purchase Order, by fixing your signature or seal you acknowledge that you have minutely read, contemplated and accept without withholding of any and all terms and conditions expressly stated in it.

E.

This Purchase Order is subject to Yutong International Terms and Conditions of Sale (version 202301), which may be updated by the Company from time to time and becoming effective and binding on you. Unless a written objection letter is issued by you within 30 days upon knowing or having the reason to know the updated Yutong International Terms and Conditions of Sale, it shall be deemed as the acceptance of the updated Yutong International Terms and Conditions of Sale.

F.

Subject to Section 33 (Counterparts and Electronic Signatures) of the Yutong International Terms and Conditions of Sale, this Purchase Order may be executed by the scanned copy transmitted via email, which has the same legal effect and shall be deemed an original document.

Other Arrangements

1.

The contract price does not include the related hardware, software systems, transportation and export costs of Party A and its affiliated companies, such as self-driving systems, cloud control platforms, etc.

2.

The quality of charging equipment (including but not limited to the charging pile, pantograph, etc.) will affect the safety and reliability, and the charg1qing equipment must be certified by professional institutions and issued with a certification report with “CNAS” mark; Yutong Company will not be responsible for any damage to the bus or safety issues caused by the quality of third party charging equipment

3.	If the Yutong Company wants to export the contract products to overseas, the following provisions shall be separately observed:

(1) The countries and projects in which customer intends to sell require Yutong Company’s written consent, otherwise Yutong Company has the right to refuse to provide bus.

(2) If the country where customer intends to sell the products under this contract has mandatory regulations in force, including but not limited to quality and technology, customer shall be obliged to provide Yutong Company with written information about such regulations within one month after the signing of this contract and confirm in writing by both parties. Otherwise, it shall be deemed that there is no such mandatory requirement in that country. All liabilities arising therefrom shall be borne by customer and customer further undertakes to indemnify the Yutong Company and ensure that Yutong Company will not be damaged by such liabilities.

(3) The contracted products are agreed to be operated in Abu Dhabi, customer and the operator shall not resell or transport out of the agreed area privately, if they need to sell in other areas due to business needs, they shall obtain Yutong Company’s written consent, otherwise customer shall bear all direct losses for Yutong Company.

4.	The additional shipping agreement will be signed by customer and Yutong Company if necessary.

Company	YUTONG BUS CO.,LTD	Customer	WeRide Corp.

Address	*****	Address	*****

Email	*****	Email	*****

Signature & Seal	/s/ Wang Junnan	Signature & Seal	/s/ Luo Zhiqiang

Name & Title	Wang Junnan, Account Manager	Name & Title	Luo Zhiqiang, Marketing Director

Annex 1. The Specification, Technical Parameter and Configuration of the Products

version 202301 Issue: 20 Feb 2023

YUTONG INTERNATIONAL TERMS AND CONDITIONS OF SALE

1	Definitions, Applicable Terms

1.1	In these Yutong International Terms and Conditions of Sale, the following words have the following meanings:

1.1.1

“Affiliate” – with respect to any particular person, any other person controlling, controlled by or under common control with such person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise.

1.1.2	“Company”—the Yutong Company that sells the Products to the Customer.

1.1.3	“Company Documentation”—any quotation, or response to a request for quotation, or acceptance or acknowledgement of an order, or response to the Customer’s order issued by or on behalf of the Company.

1.1.4	“Contract”—the contract made by the Company’s acceptance of a Purchase Order or Purchase Order(s) issued by the Customer, which Contract shall be on and subject to the Contract Terms.

1.1.5

“Contract Terms”—the Contract terms and conditions of sale and any additional terms and conditions set out or identified in the Company Documentation. For the avoidance of doubt, the Contract Terms shall include these Yutong International Terms and Conditions of Sale.

1.1.6	“Control” has the meaning set forth in the definition of “Affiliate”.

1.1.7	“Customer”—person(s), firm or company who purchases the Products from the Company.

1.1.8	“Products” - any products and/or services agreed to be supplied by the Company on and subject to the Contract Terms to the Customer.
1.4

The Customer has the right to propose additional terms and any terms different from these Yutong International Terms and Conditions of Sale. However, if no written proposal is raised before the first Purchase Order or the first Purchase Order after the updated Yutong International Terms and Conditions of Sale are served to the Customer, the placement of such first Purchase Order or such next Purchase Order after the updated Yutong International Terms and Conditions of Sale are served to the Customer shall be deemed as the acceptance of these Yutong International Terms and Conditions of Sale or an updated version thereof (as the case may be). The Company reserves the right to object to and reject any proposal by the Customer for any terms additional to or different from the Contract Terms, provided that the Company agrees to take into reasonable account such proposal from the Customer. For the avoidance of doubt, and as detailed at Section 1.3 above, no terms and conditions other than the Contract Terms shall apply to the sale of the Products, unless the Company expressly agrees otherwise in writing.

1.5	The Company reserves the right, subject to the Contract Terms and applicable law, to reject a Purchase Order or release received from the Customer.

2	Precedence

2.1	In the event of any ambiguity, conflict or inconsistency, the following descending order of priority applies:

2.1.1	the Purchase Order(s);

2.1.2	the annexes of the Purchase Order(s), if any; and

2.1.3

the Contract Terms (and where there is an ambiguity, conflict or inconsistency between the Contract Terms, unless stated otherwise, these Yutong International Terms and Conditions of Sale shall prevail over any additional terms and conditions set out or identified in the Company Documentation).

2.2	Subject to the above order of priority between documents, later versions of documents shall prevail over earlier ones if there is any conflict or inconsistency between them.

version 202301 Issue: 20 Feb 2023

1.1.9	“Purchase Order” – any purchase orders submitted by the Customer to the Company for the Products.

1.1.10	“Yutong Company” – Yutong Bus Co., Ltd. or the Affiliate company of Yutong Bus Co., Ltd..

1.2

The parties agree that these Yutong International Terms and Conditions of Sale shall apply to all Products purchased by the Customer set forth in Purchase Orders or agreements that contain express provisions that such Purchase Orders or agreements are subject to Yutong International Terms and Conditions of Sale, unless the Company notifies the Customer as part of a quotation or otherwise that alternative terms shall apply for any particular product and/or service.

1.3

Where the Company supplies the Products under a Purchase Order, the Purchase Order (and each scheduled release thereunder, if applicable) shall be subject to the Contract Terms, and unless otherwise provided under the Contract or agreed by the Company and the Customer, the Company’s acceptance of such Purchase Order or release is limited to and expressly conditioned upon the Customer’s acceptance of the Contract Terms exclusively in replacement of any Customer terms. Furthermore, unless otherwise provided under the Contract or agreed by the Company and the Customer, the Customer’s acceptance of the Products shall be deemed as acceptance of the Contract Terms exclusively in replacement of any Customer terms. Any terms and conditions deviating from the Contract Terms, and any other reservations stipulated by the Customer, shall not come into effect, unless the Company has expressly accepted the same in writing for a specific Purchase Order.

3	Prices

3.1

Unless otherwise expressly stated by the Company in writing, the price stated is inclusive of all discounts, but exclusive of: (i) delivery and carriage charges unless such charges are borne by the Company in accordance with the applicable Incoterms; and (ii) Value Added Tax and any other taxes and duties, which taxes and duties shall be borne and paid by the Customer at the rate and in the manner prescribed by applicable law from time to time.

3.2

The Company may reasonably adjust the price of the Products from time to time to take account of any relevant changes, including but not limited to: (i) any changes in the Product specification made at the request of the Customer and agreed by the Company; (ii) any delayed arrival at the Company’s factory of the Customer’s designated or supplied materials which are essential to the manufacture of Products caused in whole or in part by the Customer; (iii) any adjustment made on the basis of the Chinese Producer Price Index; (iv) any changes in volumes ordered by the Customer; (v) any changes in ocean freight by reference to China Containerized Freight Index published by Shanghai Shipping Exchange or due to foreign exchange rate fluctuation; and (vi) any other changes in or to the assumptions that were relied upon by the Company when producing the initial quote for the relevant Products.

3.3

The information contained in printed matter (such as price lists, brochures, and catalogs), in cost estimates, on electronic media, or on the Company’s website pages and documents related to its offer such as illustrations, descriptions, drawings, dimension and weight information, other technical data as well as referenced standards, e.g., International Organization for Standardization (ISO), Society of Automotive Engineers (SAE), or other corporate or inter-company standards and samples, are only approximately authoritative unless they are expressly identified in writing as binding.

version 202301 Issue: 20 Feb 2023

4	Payments

4.1

Unless otherwise expressly stated in writing, payments are due to be paid by the Customer to the Company thirty (30) days from the date of receipt by it of Company’s invoice, and such payment shall be made at such place (if applicable) and in such currency as designated by the Company, with funds immediately available to the Company’s account.

4.2

On the Customer failing to make full payment when due, the Company may, at its sole discretion (without prejudice to other rights under the Contract or applicable laws or otherwise): (i) require future payments in advance of delivery; (ii) suspend delivery of any Products without incurring any liability to the Customer; (iii) terminate or rescind the Contract or any outstanding release; (iv) claim additional damages under applicable law; and/or (vi) set-off any amount owing by any Yutong Company to the Customer or to any Customer’s Affiliate.

4.3

Letters of Credit (L/C) shall be subject to and prepared in accordance with the Uniform Customs and Practice for Documentary Credits (UCP600). They shall not be deemed payment until the Company has received the payment in its designated bank account. For payments settled through Telegraphic Transfer (T/T) or other methods, they shall not be deemed “paid” until they are deposited into the Company’s designated bank account.

4.4

Without the Company’s prior written consent, the Customer may not withhold payments or offset them with counterclaims, unless the Customer’s counterclaims are uncontested or have been determined conclusively to have legal force by a court having jurisdiction over the parties or by other dispute resolution methods agreed by the parties.

5	Delivery

5.1	Unless otherwise expressly agreed in writing, the delivery term shall be as stated in the Purchase Order(s) in application of Incoterms® 2010.

5.2	The Customer acknowledges that delivery may be postponed (or canceled as per Section 15 and Section 16) due to, including but not limited to, the following:

5.2.1	Force Majeure event as provided in Section 14.1;

5.2.2	Delayed arrival at the Company’s factory of the Customer’s designated or supplied materials which are essential to the manufacture of Products;

5.2.3	Unpredictable on-sea or inland transportation;

5.2.4	Delay or failure in payment (or where applicable, delay or failure in opening and delivering the Letter of Credit) by the Customer, whether in whole or in part;

5.2.5	Delay or failure in providing or executing such financing, security, or other documents that are made as a prerequisite and stipulated in a Purchase Order, if any;
5.5

Due to driving through wharfs or decks or necessary inland driving, the Customer acknowledges and accepts that the Company does not warrant and cannot guarantee that the mileage of the Products as recorded by its odometer is nil, and the Company shall not assume any liability in the event the odometer is higher than nil.

5.6

Subject to the Company’s right of rejection, releases shall be binding upon the Customer. If shipping and or delivery of the Products is delayed due to acts or omissions of the Customer, or if the Customer otherwise fails to take delivery of the Products when they are ready for delivery, the Company may, at its option, either store the Products itself or have them stored by third parties on such terms as the Company may in its discretion think fit. The cost of storage, together with any additional insurance, handling and other related charges incurred by the Company, will be charged to and paid by the Customer in accordance with Section 4.1.

5.7

Packaging and shipping will be undertaken in accordance with the Company’s best judgment but with no further liability on the part of the Company. Additional or different protective equipment for the delivery of the Products will be supplied only insofar as this is expressly agreed in writing between the parties.

5.8

Where the Customer is required for arranging the vessel in accordance with the agreed Incoterms, the Customer shall be responsible for signing the contract of carriage, and also be responsible for loading and bearing the charge of loading and all the freights for the carriage of the Products from the port of shipment. The Customer shall properly negotiate and cooperate with the carrier and/or its agent, and assure: (i) the information of the carrier and/or its agent as well as the laydays (the laydays shall be confirmed by the Company to be enforceable) will be notified in writing to the Company at least fifteen (15) days prior to the expiration of the delivery schedule; (ii) the ship will arrive at the port of shipment within the laydays; (iii) the carrier and/or its agent will timely take over the Products; and (iv) the bill of lading will be delivered to the Company within five (5) days upon shipment.

6	Insurance

6.1	Unless expressly agreed in writing, in application of the agreed Incoterms® 2010 and the Institute Cargo Clauses (A) (Institute of London Underwriters) (to the extent applicable),

6.1.1	where EXW, FCA, FAS or CPT trade term is used, the Customer shall be solely responsible for obtaining cargo insurance coverage.

6.1.2

where CIP, CIF, DAT, DAP, or DDP trade term is used, the Company shall cover the insurance for one hundred and ten percent (110%) of the invoice value. Should the Customer require to increase the insurance amount or to expand the insurance coverage, it shall obtain the approval of the Company before shipment, and shall bear the increased insurance premium.

version 202301 Issue: 20 Feb 2023

5.2.6	Any changes to the Products or delivery of such, as requested by the Customer and agreed to by the Company; or

5.2.7	Delayed booking of vessel due to the Customer’s reasons.

and in the above and all similar events, the Company shall have no liability to the Customer for any such delays.

5.3

Transshipment is allowed. Unless otherwise expressly agreed in writing, the Company may make partial shipments on account of the Purchase Order(s), which are to be separately invoiced and paid for when due. Delay in delivery of any installment of the Products shall not relieve the Customer of its obligation to accept the remaining deliveries of the Products.

5.4

Unless otherwise expressly agreed in writing, the Customer acknowledges that the Company shall be under no obligation to deliver the Products to the Customer until receipt by the Company of any and all contract price as provided for in the Purchase Order(s) due and payable to it by the Customer.

6.1.3

where CFR or FOB trade term is used, the Customer shall cover the insurance for one hundred and ten percent (110%) of the invoice value. If the Customer wishes for the Company to act for him, then the insurance premium shall be borne by the Customer and be paid to the Company together with the contract price as provided for in the Purchase Order(s).

7	Title, Risk and Right of Re-possession

7.1

Risk of damage to or loss of the Products shall pass to the Customer in accordance with the agreed Incoterms but where the Products fail to be delivered within the agreed time limit due to the Customer’s reason, the Customer shall bear the risk of damage to or loss of the Products as from the date on which such reason takes place (e.g., the Customer breaches the Contract).

7.2

Title to the Products shall not pass to the Customer until the price for the Products has been paid in full. Until the price for the Products has been paid in full, the Customer, or any agent of the Customer or any third party: (i) shall hold the Products subject to a security interest or lien in favour of the Company allowing for the right of re-possession by the Company to the extent permitted under applicable law; (ii) shall ensure that any processing or reworking of the Products will be deemed performed on behalf of the Company; (iii) shall not obliterate any identifying mark on the Products or their packaging; and (iv) shall keep the Products separate from any other products, in any event in secure, safe and appropriate storage so as not to damage the Products in any way.

version 202301 Issue: 20 Feb 2023

7.3

The Company may take possession of the Products at any time after payment of the price for the Products has become due but remains outstanding or any other payment owing to the Company under the Contract has become due but remains outstanding. Any cost incurred on the part of the Company in connection with such re-possession due to the Customer’s delay in payment (including without limitation, the costs of storage and transportation) shall be borne by the Customer.

7.4

In the event that the Customer re-sells the Products in the ordinary course of the Customer’s business, the Company may require that the Customer transfer to the Company the receivables owing to the Customer or any third parties that arise from the sale by the Customer, together with all ancillary rights, until the Company’s receivables against the Customer are discharged in full. The Customer is authorized to collect the transferred receivables even after the transfer to the Company until such time as this authorization is revoked by the Company. All costs incurred by the Company in connection with the transfer and collection of such receivables shall be borne by the Customer.

7.5

The Customer shall fulfill or support all necessary measures or take all necessary actions (e.g. notarizations, filings, registrations, etc. as the case may be) to ensure or perfect the Company`s ownership rights to the Products if mandatory according to applicable laws and regulations, in a timely fashion, and shall bear the relevant taxes, fees, and costs. Where applicable, the Customer is obliged to deliver the certificates or documentations evidencing such ownership rights upon request by the Company.

8.3.2

If no claim is raised in writing within the Inspection period evidencing the details of the Product Non- conformity, the Company shall be deemed to have met the delivery obligations in its entirety under the Contract and the Customer shall be deemed to have accepted such Products, regardless of whether a written acceptance form is issued.

9	Quality and Technology Standard

Should there exist any effective mandatory regulations applicable to the Products, including but not limited to those relating to quality and technology, the Customer shall, before entry into of the Contract, provide the Company with written form of such regulations, which shall be confirmed in writing by both parties. Otherwise, it shall be deemed that there are no such mandatory regulations, and the Products shall only be required to conform to those regulations specified in the Contract. Any liability resulting from the existence and non- conformity of such mandatory regulations that are not provided by the Customer to the Company in advance before the entry into of the Contract by the parties shall be borne by the Customer and the Customer further undertakes to indemnify and hold the Company harmless against and from any such liability it may incur in relation thereto.

10	Warranty and After-sale Service

10.1	Unless otherwise expressly agreed in writing, the warranty period of the Products shall be (“Standard Warranty Period”):

10.1.1

18 months or the Product exceeding 150,000 kilometers for gas, diesel or natural gas vehicles after being delivered to the first end user, whichever occurs first, and the warranty period shall not exceed 21 months after the departure of the Products from the factory; and if the Customer is an approved distributor or approved reseller of Yutong Company, the warranty period shall not exceed 24 months after the departure of the Products from the Company’s factory;

version 202301 Issue: 20 Feb 2023

7.6

If the applicable laws of the country in which the Products are located do not permit a retention of title as per this Section 7 but allow the Company to retain other comparable security interests in the Products, then the Company may enforce such other security interests. The Customer shall at its expense take any actions which may be required to validate and preserve the retention of title or other security interest in favor of the Company.

8	Acceptance

8.1

The Customer shall conduct, at its own expense, an inspection of the delivered Products for quantity, color, appearance and compliance with specifications immediately at the point the Products are delivered and made available for collection (as applicable in light of the agreed Incoterms) and shall complete such inspection within fifteen (15) days, except that the inspection of quality discrepancy that could not have been detected on the initial visual inspection of the Products shall be completed within thirty (30) days (“Inspection”).

8.2

In the event a Product is found not in conformity with quality, color, appearance or the specifications set out in the Purchase Order(s) (a “Product Non-conformity”) at Inspection, then the Company may at its option:

8.2.1	undertake an on-site repair in a timely manner or have them repaired by any third-party at the cost of the Company;

8.2.2	agree to supply replacement Products to the Customer as soon as reasonably practicable; or

8.2.3

agree to deduct against the amount payable by the Customer to the Company for the Products, an amount equal to the value of such inconformity of the applicable Products, such amount as determined by the Company acting reasonably.

which shall represent the Customer’s exclusive remedies in respect of the Product Non-conformity.

8.3	For the avoidance of doubt,

8.3.1

the Company does not in any way, expressly or impliedly, give any warranties to the Customer except for those set forth in the Contract Terms. Furthermore, the Company expressly disclaims any implied warranties of merchantability or of fitness for a particular purpose; and

10.1.2

24 months or the Product exceeding 150,000 kilometers for electric and hybrid vehicles after being delivered to the first end user, whichever occurs first, and the warranty period shall not exceed 27 months after the departure of the Products from the factory; and if the Customer is an approved distributor or approved reseller of Yutong Company, the warranty period shall not exceed 30 months after the departure of the Products from the Company’s factory; or

10.1.3

24 months for apron vehicles after being delivered to the first end user (regardless of the mileage), and the warranty period shall not exceed 27 months after the departure of the Products from the factory; and if the Customer is an approved distributor or approved reseller of Yutong Company, the warranty period shall not exceed 30 months after the departure of the Products from the Company’s factory; or

10.1.4

96 months or the Product exceeding 600,000 kilometers for power battery systems after being delivered to the first end user, whichever occurs first, and in no case shall the warranty period of power battery system exceed 99 months after the departure of the Products from the Company’s factory. The Customer shall take care of all the battery recycling related issue and cost if any, required by the European Union or destination country’s laws and regulations. Unless otherwise expressly agreed in writing, Yutong Company shall not assume any obligation on the battery recycling issues (if any) under any circumstances, whether within the Standard Warranty Period or not.

10.2

Extended warranty beyond the above Standard Warranty Period shall be separately agreed in the Purchase Order(s). For the avoidance of doubt, the warranty period of the parts and components of the Products involved in Section 10.1 shall be in accordance with the warranty manual, and the warranty period of other Products than those provided in Section 10.1 shall be agreed in the Purchase Order(s) and in accordance with the warranty manual of those Products.

version 202301 Issue: 20 Feb 2023

10.3	If the Customer is an approved distributor or reseller of Yutong Company and resells the Products to any third party,

10.3.1	the Customer shall ensure that the product warranty and after-sales service provided to the third party thereof are consistent with the Contract.

10.3.2

Should the warranty period and after-sales service promised by the Customer to the third party be inconsistent with those as agreed in the Contract, the Company’s written consent shall be obtained before signing the contract with the third party by the Customer.

10.3.3

Should the warranty period and after-sales service scope in the resale contract go beyond the stipulations of the Contract, and to the extent such warranty period and after-sales service scope are agreed by the Company, the Customer and the Company shall sign a supplementary agreement to adjust the warranty period and after-sales service scope of the Contract accordingly.

10.3.4

The Customer should ensure that the warranty of the Products provided to the third party is not less than the Standard Warranty Period; if the remaining warranty period is shorter than the Standard Warranty Period due to the Customer’s long inventory time, the Customer is required to purchase an extended warranty from the Company to ensure that the third- party end-user is provided with a minimum of the Standard Warranty Period.

10.3.5

In order to ensure the foregoing, the Customer shall be obliged to obtain the written consent of the third party, and send the scanned copy of the signed contract to the Company for filing within ten (10) days from the signing date of the resale contract, or make available to the Company within ten (10) days of the specific provisions of such resale contract containing after-sales services.

10.3.6

In case of any loss, damage, liability, fees or expenses incurred to the Company due to the Customer’s breach of the foregoing, the Customer shall be responsible for compensation, so as to hold the Yutong Company harmless from any liability or loss arising from or in connection with such breach, and shall pay a liquidated damage equal to twenty percent (20%) of the sales amount as specified in the resale contract in default to the Company for each time of breach.

12	Representations and Warranties

12.1	Each party warrants to the other that as at the effective date of the Contract:

12.1.1

it is (in case of a legal entity) a legal person validly existing under the laws of its jurisdiction of incorporation or (in case of a natural person), he/she is of sound mind, has the necessary legal capacity to perform his/her obligations hereunder, and has entered into the Contract of his/her own will and understands the nature of the obligations to be assumed by him/her under the Contract;

12.1.2	it has full capacity for conduct and all necessary corporate power and authority to enter into, execute and perform its obligations under the Contract;

12.1.3	the Contract is a legal, valid and binding obligation of it in accordance with its terms; and

12.1.4

the execution of the Contract and the performance of its provisions will not result in a breach of any constitutional documents, contract, law, regulation, order, judgment, injunction, undertaking, decree or similar imposition to or by which such party is bound.

12.2

The Customer represents and warrants that it and its direct or indirect shareholders, any Affiliates and management have not been included in any list of economic sanctions or other restrictions or under any restrictive measures.

13	Confidentiality, Intellectual Property

13.1

The Customer shall consider all information furnished by the Company under the Contract (including drawings, specifications, or other documents prepared by the Company for the Customer in connection with an order) to be confidential and shall not disclose any such information to any other person, or use such information itself for any purpose other than the purchase, use or sale of the Products in accordance with the Contract Terms, unless the Customer obtains the Company’s prior written consent.

13.2

All intellectual property rights, designs, samples, tooling, drawings, models and similar items used by the Company in relation to the Products are and shall remain the property of the Company, and such materials shall be returned by the Customer on demand, be treated as confidential, and not be used, copied, or disclosed to any third party without the Company’s prior written consent. No right or license is granted to the Customer under any intellectual property rights except the right to use or re-sell the Products in the ordinary course of the Customer’s business.

version 202301 Issue: 20 Feb 2023

10.4

After-sales service of the Products shall be carried out in accordance with warranty manual and user manual provided to the Customer, which, together with their amendments, updates and variations from time to time, shall constitute an integrated and undivided part of the Contract. Yutong Company may at its sole discretion provide no warranty in the event that the Products are not operated or maintained in accordance with warranty manual and user manual.

10.5	The Company’s warranty obligations do not apply to:

10.5.1	reasonable and normal wear and tear of the Products;

10.5.2	use of unapproved parts or unproved alterations to components of the Products; and

10.5.3	vandalism, misuse or Force Majeure events.

11	Relationship

11.1	Nothing in the Contract shall be construed as granting any distribution, dealership or agency rights or licenses of either party to the Contract.

11.2

Save for those who have a valid, written and binding agreement with the Company otherwise expressly governing their relationship with the Company, the Customer buys the Products on its own behalf and does not act as an agent, distributor, dealer or employee of the Company or in any capacity other than as an independent customer and agrees to make clear in all dealings with any of its related parties, potential customers and others that it acts on its own account and not as the Company’s agent, distributor, dealer or employee.

14	Force Majeure

14.1

Force Majeure means an event or sequence of events beyond a party’s reasonable control and without its fault or negligence (including but not limited to war, terrorism, natural catastrophes, epidemics, fire, strikes and lockouts (other than work force strikes of the party relying on these force majeure provisions), embargoes, governmental sanctions and supplier disruptions or insolvencies) preventing or delaying it from performing its obligations under the Purchase Order(s). An inability to pay is not a Force Majeure event.

14.2	A party shall not be liable if delayed in or prevented from performing its obligations due to a Force Majeure event, provided that it:

14.2.1	promptly notifies the other party of the Force Majeure event and its expected duration; and

14.2.2	uses reasonable endeavors to minimize the effects of that Force Majeure event.

14.3	If, due to a Force Majeure event, a party:

14.3.1	is or shall be unable to perform a material obligation under the Contract; or

14.3.2	is delayed in or prevented from performing its obligations for a continuous period exceeding sixty (60) business days;

the other party may terminate the relevant Purchase Order(s) that are or would be affected by such Force Majeure event immediately upon giving not less than fifteen (15) business days’ written notice to that effect to the affected party.

version 202301 Issue: 20 Feb 2023

15	Liability

15.1

Except as expressly set out in the Contract Terms, the extent of the parties’ liability under or in connection with the Contract (regardless of whether such liability arises in tort, contract or in any other way and whether or not caused by negligence or misrepresentation) shall be as set out in this Section 15.

15.2

If the Customer delays or fails to make any payment to the Company (or in cases applicable, delays or failures to open and deliver the Letter of Credit) within the period as provided for in the Purchase Order(s), it shall pay the Company liquidated damages at the rate of 0.08% of the unpaid amount for each day of delay. However, the liquidated damages shall not be less than 0.5% of the contract price as provided for in the Purchase Order(s). If the Customer delays any payment under the Contract over 120 days, the Company may terminate the Contract and/or the Purchase Order(s) and claim liquidated damages at an amount equal to twenty percent (20%) of the contract price as provided for in the Purchase Order(s). In such cases, the Customer shall have no right to demand the refund of any advance payment paid up already and the Customer shall also bear all damages and losses incurred by the Company as a result of the termination of the Contract. The Customer shall be liable and indemnify the Company for any losses incurred by it as a result of and relating to change in exchange rates attributed to the Customer’s delay or failure in making any payment under the Contract in accordance with the payment terms.

15.3

In the event that the Customer fails to make any due payment on time and in full as provided for in the Purchase Order(s), all the outstanding amount payable by the Customer of such Purchase Order(s) shall become accelerated and matured immediately, and the Customer shall, upon the request of the Company, immediately pay all the outstanding amounts of such Purchase Order (s).

loss of revenue; (iii) loss of goodwill; (iv) loss due to interruption of business; or (v) loss of opportunity suffered or incurred by the other party, in each case regardless of whether the other party has been advised of the possibility of such losses.

15.9

In cases where the Customer has overdue debts owing to any Yutong Company, the Company may at its option retain any Products under the Contract from shipment unless and only to the extent that a later agreement is reached in writing between the parties and the Yutong Company in concern; otherwise the Customer shall indemnify the Company for all the losses and damages incurred as a result of such overdue debts and non- payment.

15.10	The Customer agrees that, its failure to:

15.10.1	make the payment or issue the letter of credit in accordance with Section 4;

15.10.2	execute relevant financing, security, or other documents that are made as a prerequisite and stipulated in a Purchase Order in accordance with Section 5.2.5; and

15.10.3	take all necessary actions to evidence, complete or perfect the title of the Company to the Products in accordance with Section 7.5 shall constitute a material breach of the Contract, entitle the Company to immediately terminate the Contract without compensation and claim any right, power or remedy under applicable laws and this Contract.

15.11

The Customer undertakes that, in the event that it fails to fulfill its obligations under the Contract, in addition to above mentioned liabilities in this Section 15, it shall compensate the Company reasonable costs and expenses incurred by the Company for recovery against it, including but not limited to court fees or arbitration fees, attorney fees, translation fees, notarization fees, fees for detaining and seizing property during the litigation or arbitration, costs and expenses for enforcement of corresponding court decisions or arbitral awards, as well as the travel expenses during the recovery.

version 202301 Issue: 20 Feb 2023

15.4

If the Company delays or fails to deliver the Products within the delivery schedule as provided for in the Purchase Order(s), it shall pay the Customer liquidated damages at the rate of 0.08% of the overdue Products price for each day of delay. However, the liquidated damages shall not be less than 0.5% of the contract price as provided for in the Purchase Order(s). If the Company delays the delivery of any Products under the Contract over 120 days, the Customer may terminate the Contract and/or the Purchase Order(s) and claim liquidated damages at an amount equal to twenty (20%) of the contract price as provided for in the Purchase Order(s).

15.5

In the event the Customer is required for contracting for carriage in accordance with the agreed Incoterms, if the information of the carrier and/or its agent as well as the laydays fails to be timely notified in writing to the Company, or the ship delays to reach the port, or the carrier and/or its agent delays to take over the Products or delays to deliver bill of lading to the Company, or the letter of credit (if any) shall be not in conformity with the bill of lading in case of shipment on deck, all the losses and risks resulting therefrom, including but not limited to, storage charges, insurance premium, dead freight, demurrage charges and non-honouring of the letter of credit (L/C) shall be borne by the Customer.

15.6	Neither party excludes or limits liability:

15.6.1	for death or personal injury caused by negligence;

15.6.2	for fraud or fraudulent misrepresentation; or

15.6.3	for any other liability that cannot be limited or excluded by law.

15.7

Without prejudice to Section 15.6, the Company’s total aggregate liability under or in connection with the Purchase Order(s) and the Contract, whether arising in tort (including negligence), contract or in any other manner shall be limited to 100% of the contract price as provided for in the Purchase Order(s).

15.8

Neither party shall under any circumstances be liable to the other party whether in equity (including restitution), contract, tort (including negligence), breach of statutory duty, misrepresentation, or in any other way for any indirect, consequential or special losses, including: (i) loss of profit; (ii)

16	Termination

16.1	Unless otherwise expressly agreed in writing, the Contract may be terminated at any time by either party giving notice in writing to the other party if that other party:

16.1.1	commits a material breach of the Contract and such breach is not remediable or, if capable of remedy, is not remedied within twenty (20) business days of receiving written notice to do so;

16.1.2

commits a series of breaches which together may reasonably be considered to constitute a material breach of the Contract which are not remediable, or, if capable of remedy, is not remedied within twenty (20) business days of receiving written notice to do so;

16.1.3	has a receiver, manager, administrator or administrative receiver appointed over all or any part of its undertaking, assets or income;

16.1.4	has a resolution passed for its winding up;

16.1.5	has a petition presented to any court for its winding up or an application is made for an administration order, or any winding-up or administration order is made against it; or

16.1.6	has a freezing order made against it that has adverse impact on the performance of the Contract.

16.2

Any party who terminates the Contract without reasonable cause at any time shall pay the other Party liquidated damages at an amount equal to twenty (20%) of the contract price as provided for in the Purchase Order(s). In addition to the foregoing, in the event that the Customer terminates the Contract without any due or reasonable reasons, the advance payment made by the Customer to the Company shall not be refunded accordingly.

16.3	Following termination of the Contract:

16.3.1	the Company shall be entitled to withhold any payment received from the Customer and set off an amount equal to the losses and damages caused by the Customer’s breach of the Contract.

version 202301 Issue: 20 Feb 2023

16.3.2

each party shall return or (at the other party’s request) securely destroy all confidential information and other property of the other party in its possession or control and shall certify in writing if requested by the other party that this has been done; and

16.3.3

neither party shall, for a period of six (6) months from termination, directly or through others solicit or approach any employee of the other engaged in the performance of the Contract in the twelve (12) months preceding its termination.

16.4	Termination shall be without prejudice to the accrued rights and liabilities of the parties.

16.5

In cases where the Customer’s breach of the Contract constitutes a cause for termination, the Company may at its option to terminate the breached Contract or any other Contract entered into with the Customer (to the extent that the Company reasonably believes that the Customer may breach such other Contract or may be unable to perform its obligations under such other Contract).

16.6	Any provision of the Contract which expressly or by implication is intended to continue in force after termination shall survive the termination of the Contract.

17	Anti-Corruption

17.1

The parties will, and will procure that their respective officers, employees, agents, sub-contractors and any other persons who perform services for or on behalf of them in connection with the Purchase Order(s) will:

17.1.1	not commit any act or omission which causes or could cause them to violate, or commit an offence under, any laws relating to anti-bribery and/or anti-corruption;

17.1.2	promptly notify the other party of, in relation to the Contract:

(i)	any request or demand for any improper financial or other advantage received by it; or
19	Protection of Personal Data

19.1

The Customer and the Company acknowledge that, in exercising their rights and obligations under the Contract, they may share Personal Data with one another (“Shared Personal Data”) that is subject to applicable data protection and privacy laws (“Data Protection Laws”). The parties shall do so in their respective capacity as independent data controllers for the purposes of performing the Contract, managing their commercial relationship with each other and complying with applicable laws (“Permitted Purpose”). For the avoidance of doubt, capitalized terms in Section 19 not defined above shall have the meaning given to them (or equivalent terms) in the Data Protection Laws.

19.2

Each of the Customer and the Company shall at all times comply with Data Protection Laws in connection with the exercise and performance of its respective rights and obligations under the Contract and its Processing of the Shared Personal Data.

19.3

The Customer shall ensure that prior to disclosing the Shared Personal Data to the Company that all appropriate notices have been made available to each relevant Data Subject, and all consents of the Data Subject obtained, as necessary, to permit the disclosure of the Shared Personal Data to, and subsequent Processing by, the Company and other Yutong Companies, as well as their third party service providers, in each case located outside the Customer’s country for the Permitted Purpose in accordance with Data Protection Laws. During the term of the Contract, the Customer shall promptly notify the Company if it becomes aware that any such consent is withdrawn or if a relevant Data Subject has requested that his or her Personal Data is no longer Processed by either party for the Permitted Purpose.

19.4

The Customer acknowledges and agrees that the Company’s Processing of Personal Data will be subject to the Yutong privacy policy (as shown in https://en.yutong.com/privacy/) and undertakes to make the Yutong privacy policy available to relevant Data Subjects.

19.5	The Customer shall indemnity the Company on demand for all losses incurred by the Company as a result of a breach of this Section 19 by the Customer.

version 202301 Issue: 20 Feb 2023

(ii)	any improper financial or other advantage it gives or intends to give whether directly or indirectly in connection with the Purchase Order(s); and

17.1.3	promptly give the other party written notice of any breach of this Section 17.1.

17.2

Each party will indemnify the other party against all liabilities, losses and damages in each case arising out of or in connection with any breach by it or any of its officers, employees, agents, and sub-contractors under Section 17.1 (including any failure or material delay in performing, or negligent performance or non-performance of, any of its obligations under Section 17.1).

18	Trade Compliance

18.1

Each of the Company and the Customer undertakes and guarantees to comply with all applicable laws and regulations of export control, economic sanctions, or those of a blocking and counter nature that may be applicable to the Contract, the parties hereto and the deliverables hereunder in any relevant jurisdictions, including, where applicable, but not limited to China, the United States and the European Union (“Trade Control Laws”), to the extent relevant to the performance of the Contract.

18.2

The Company shall not be obligated to fulfill the Contract if such fulfillment is prevented by any impediments arising out of Trade Control Laws. In such event, the Company may at its option terminate the Contract on notice to the Customer without incurring any liability to the Customer.

18.3

The Customer assumes the obligation to indemnify and keep indemnified the Company from any claim, proceeding, action, penalty, loss or damage incurred by it, derived from or related to a violation of Trade Control Laws by Customer and/or any prohibited, penalizable, or sanctionable conduct under any applicable laws made by the Customer, being understood and agreed that the Customer shall indemnify the Company from all losses and bear costs as a consequence of such noncompliance, unless the parties agree, acting reasonably, that the violation should not be attributable to the Customer’s negligence.

20	Entire Agreement

20.1	The Contract constitutes the entire agreement between the parties and supersedes any prior agreement, arrangement or correspondence in respect of its subject matter and:

20.1.1

neither party has entered into the Contract in reliance upon, and it will have no remedy in respect of, any misrepresentation, representation or statement (whether made by the other party or any other person and whether made to the first party or any other person) which is not expressly set out in the Contract;

20.1.2

the only remedies available for any misrepresentation or breach of any representation or statement which is expressly set out in the Contract will be for breach of contract, unless applicable laws otherwise require; and

20.1.3	nothing in this Section 20 shall be interpreted or construed as limiting or excluding the liability of any person for fraud or fraudulent misrepresentation.

21	Notices

21.1	Any notice given under or in connection with the Contract will be in the English language, marked for the attention of the specified representative of the party to be given the notice and:

21.1.1	sent to that party’s address by pre-paid mail delivery service providing proof of delivery; or

21.1.2	delivered to or left at that party’s address (but not, in either case, by the method set out in Section 21.1.1); or

21.1.3	sent by e-mail to that party’s e-mail address.

version 202301 Issue: 20 Feb 2023

The address, e-mail address and representative for each party are set out in the Purchase Order(s) and may be changed by that party giving at least seven (7) business days’ notice in accordance with this Section 21. If no notice is given in a timely manner, the address and e-mail address of the other party shall be the last known address and e-mail address. Such address is the address for service in any judicial proceedings.

21.2	Any notice given in accordance with Section 21.1 will be deemed to have been served:

21.2.1	if given by mail delivery service as set out in Section 21.1.1, at 9.00 am on the third (3rd) business day after the date of posting;

21.2.2	if given as set out in Section 21.1.2, at the time the notice is delivered to or left at that party’s address; and

21.2.3	if given as set out in Section 21.1.3, at the time of sending the e-mail;

provided that if a notice is deemed to be served before 9.00 am on a business day it will be deemed to be served at 9.00 am on that business day and if it is deemed to be served on a day which is not a business day or after 5.00 pm on a business day it will be deemed to be served at 9.00 am on the immediately following business day.

21.3	To prove service of notice it will be sufficient to prove that the provisions of Section 21.1 were complied with.

22	Variation

No variation of the Contract shall be valid or effective unless it is in writing, refers to the Contract and is duly signed or executed by, or on behalf of, each party.

23	Assignment

No party may assign, subcontract or encumber any right or obligation under the Contract and/or the Purchase Order(s), in whole or in part, without the other party’s prior written consent (such consent not to be unreasonably withheld or delayed), with the exception that the Company may transfer in whole or in part its creditor’s rights against the Customer to banks or financial institutions.

27	Compliance with Law

In addition to the provisions of the Sections 17, 18 and 19, each party shall comply with all laws, enactments, regulations, regulatory policies, guidelines and industry codes applicable to it and shall maintain such authorizations and all other approvals, permits and authorities as are required from time to time to perform its obligations under or in connection with the Contract.

28	Costs and Expenses

Each party shall pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of the Contract.

29	Language

29.1

The Contract is made in English language. All documents, notices, waivers, variations and other written communications made under the Contract or otherwise relating to the Purchase Order(s) shall be in English.

29.2

The language used in the Contract shall be deemed to be the language chosen by the parties hereto to express their mutual intent. The Contract shall not be construed more strictly against one party than the other merely by virtue of the fact that it may have been drafted by one party, and each party acknowledges that it was given and has exercised fully its opportunity to review, modify and approve each and every provision under the Contract.

30	Governing Law

The formation, validity and performance of the Contract and any dispute or claim arising out of, or in connection with, it or its subject matter (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, the laws of the People’s Republic of China (which, for the purpose of the Contract, excludes the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The parties agree that the Convention on Contracts for the International Sale of Goods (CISG) shall not apply.

version 202301 Issue: 20 Feb 2023

24	Remedies

Unless otherwise required under applicable laws, the rights and remedies provided in the Contract Terms shall provide the exclusive remedies for the Customer for any misrepresentation, breach of warranty, covenant or other agreement, and for any other claims, rights, remedies or matters resulting from, arising out of or relating to the Contract.

25	Severance

25.1

If any provision of the Contract Terms or part of any provision is or becomes illegal, invalid or unenforceable, the legality, validity and enforceability of any other provision of the Contract Terms shall not be affected.

25.2

If any provision of the Contract Terms or part of any provision is or becomes illegal, invalid or unenforceable but would be legal, valid and enforceable if some part of it was deleted or modified, the provision or part-provision in question shall apply with such deletions or modifications as may be necessary to make the provision legal, valid and enforceable. In the event of such deletion or modification, the parties shall negotiate in good faith in order to agree the terms of a mutually acceptable alternative provision.

26	Waiver

26.1

No failure, delay or omission by either party in exercising any right, power or remedy provided by law or under the Contract shall operate as a waiver of that right, power or remedy, nor shall it preclude or restrict any future exercise of that or any other right, power or remedy.

26.2	No single or partial exercise of any right, power or remedy provided by law or under the Contract shall prevent any future exercise of it or the exercise of any other right, power or remedy.

26.3

A waiver of any term, provision, condition or breach of the Contract shall only be effective if given in writing and signed by the waiving party, and then only in the instance and for the purpose for which it is given.

31	Dispute Resolution

All disputes arising out of or in connection with the Contract shall be submitted to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration, which shall be conducted in accordance with the CIETAC Arbitration Rules (“Rules”) in force at the time of application for the arbitration. The arbitration tribunal shall consist of three arbitrators appointed in accordance with the Rules. The seat of arbitration shall be Beijing, China. The language of the arbitration shall be English. The arbitral award shall be final and binding on both parties, and each party agrees to be bound by the content of the award and to act accordingly. No award or procedural order made in the arbitration shall be published.

32	Effective

Parties agree that notwithstanding an effective date is written as set out at the head of the Purchase Order(s), it shall only be effective and performed upon each of the Company and the Customer having fixed its seal or signature (if the seal is not applicable) on it.

33	Counterparts and Electronic Signatures

33.1

The Contract may be executed in any number of counterparts, whether executed on paper or electronically, each of which when so executed and delivered will be deemed an original, but all such counterparts together will constitute one and the same agreement.

33.2

The Customer and the Company (i) agree that the electronic copy is and shall be deemed an original document, and shall have the same force and effect as if a paper original of the Contract had been delivered and signed using a handwritten signature, (ii) intend to be bound by their electronic signatures on the Contract Terms and the Purchase Order(s), and (iii) hereby waive any defense to the enforcement of the Contract based on its electronic form.